Exhibit 3.1

MINERAÇÃO MARACÁ INDÚSTRIA E COMÉRCIO S.A.

CNPJ No. 86.902.053/0001-13

NIRE 52.300.008.328

Minute of the Extraordinary General Meeting

Date, time and place: February 20, 2018, at 2:00 p.m., at the Company’s head office located in the City of Alto Horizonte, State of Goiás, at Fazenda Genipapo, Rodovia GO 347, s/nº, Zona Rural, CEP 76560-000.

Call Notice: Proof of prior call notice in the press waived pursuant to article 124, paragraph 4 of Law No. 6404 of December 15, 1976, as amended (the “Corporation Law”).

Attendance: Shareholders representing the entire capital stock, as per the signatures in the Book of Attendance of the Company’s Shareholders, attached to these Minutes as Schedule I.

Presiding Board: Chairman: Maria da Graça Montalvão; Secretary: Filipe Morais Cunha.

Agenda: to discuss, resolve on and approve the proposal involving the increase of the capital stock of the Company.

Resolutions passed by unanimous vote: The shareholders in attendance, representing the entire capital stock of the Company, resolve as follows:

1. to increase the capital stock of the Company from eighty-four million five hundred and forty-three thousand one hundred and eighty Brazilian Reals and seventy-one cents (BRL 84,543,180.71) to two hundred and ten million, one hundred and forty-two thousand five hundred and forty-four Brazilian Reals and fifty-eight cents (BRL 210,142,544.58), an increase, therefore, of one hundred and twenty-five million, five hundred and ninety-nine thousand, three hundred and sixty-three Brazilian Reals and eighty-seven cents (BRL 125,599,363.87), by means of the issuance by the Company of nine hundred and thirteen (913) new ordinary shares, without par value, at a issuance price of BRL 137,567.7588937570 per share, calculated according to article 170, line II, paragraph 1 of Law 6,604/1996, based on the Company’s balance dated from December 31, 2017.

1.1 the capital stock increase described in Item 1 above is entirely subscribed and paid-up by the shareholder Yamana Brazil Holdings B.A., as follows:

(a) ninety-five million Brazilian Reals (BRL 95,000,000.00) to be paid-up in Brazilian currency, by means of the foreign exchange agreement Nos. 168639715 and 168639735, dated January 29, 2018.

(b) thirty million five hundred and ninety-nine thousand three hundred and sixty-three Brazilian Reals (BRL 30,599,363.87) to be paid-up by means of the conversion of the amounts owed to shareholder Yamana Brazil Holdings B.V. due to interest on equity, declared at the Ordinary and Extraordinary General Meeting dated held in December 14, 2017.

1.2 Shareholder Yamana International Holdings Cooperatie U.A. expressly waives from its right of preference that would eventually have in the capital increase described in Item 1 above, maintaining its right to receive interest on equity which it was declared for.

1.3 By virtue of the resolutions above, the main section of article 5 of the Company’s Bylaws shall henceforth become effective with the following wording:

“Article 5. The Company’s capital stock is two hundred and ten million one hundred and forty two thousand five hundred and forty four Brazilian Reals and fifty-eight cents (BRL 210.142.544,58), represented by six thousand six hundred and ten (6.610) shares, of which four thousand and seventy-two (4.072) are common registered shares and two thousand five hundred and sisty-eight (2.568) are preferred registered shares, all without par value.”

1.4 To consolidate the Company’s Bylaws, disclosed in Schedule III of the present minutes.

Closing and Drawing-up of Minutes: There being no further business to transact, the Chairman offered the floor to whoever wished to take it and, as no one did, the meeting was adjourned for the time necessary to draw up these minutes which, upon reopening of the meeting, were read, approved and signed by all those in attendance.

I certify that this is a true copy of the original transcribed from the proper book.

Alto Horizonte, February 20, 2018

Presiding Board:

[signature of Maria da Graça Montalvão — Chairman]

[signature of Filipe Morais Cunha — Secretary]

[stamp and seals of the Bureau of Vital Statistics and Notary Office in the 30th Subdistrict - Ibirapuera, dated February 20, 2018, certifying the signatures of Maria da Graça Montalvão and Filipe Morais Cunha]

[stamp of the Board of Trade in the State of Goiás, attesting that these minutes were filed under No. 20180192116 on February 29, 2018]

SCHEDULE I

MINERAÇÃO MARACÁ INDÚSTRIA E COMÉRCIO S.A.

CNPJ No. 86.902.053/0001-13

NIRE 52.300.008.328

SHAREHOLDERS ATTENDANCE LIST

Extraordinary General Meeting held on February 20, 2018 at 2:00 p.m. Call notice waived pursuant to article 124, paragraph 4 of Law No. 6404 of December 15, 1976, as amended (the “Corporation Law”).

Share Classification

Running number	Shareholder	Nationality	Head office	Number of shares	Number of votes
01	Yamana Brazil Holdings B.V.	Dutch	Rapenburger- straat 179 P, 1011VM, Amsterdam, the Netherlands	3,158 common registered shares 2,568 preferred registered shares	3,158
02	Yamana International Holdings Coöperatie U.A.	Dutch	15 Thorncrest Road, Toronto, Ontario, Canada Zip Code M9A1R8	1 common registered share	1
		TOTAL		3,159 common registered shares 2,568 preferred registered shares	3,159

Alto Horizonte, February 20, 2018

[signature of Maria da Graça Montalvão, Chairman]

[signature of Filipe Morais Cunha, Secretary]

[stamp and seals of the Bureau of Vital Statistics and Notary Office in the 30th Subdistrict - Ibirapuera, dated February 20, 2018, certifying the signature of Maria da Graça Montalvão and Filipe Morais Cunha]

SCHEDULE II

MINERAÇÃO MARACÁ INDÚSTRIA E COMÉRCIO S.A.

CNPJ No. 86.902.053/0001-13

NIRE 52.300.008.328

Share Subscription List

Subscriber	Yamana Brazil Holdings B.V

Amount of Shares Subscribed	Nine hundred and thirteen (913) ordinary shares, without par value.

Issuance price

BRL 137,567.7588937570 per share, totalizing exactly one hundred and twenty-five million, five hundred and ninety-nine thousand, three hundred and sixty-three Brazilian Reals and eighty-seven cents (BRL 125,599,363.87).

Amount allocated to the capital stock	One hundred and twenty-five million, five hundred and ninety-nine thousand, three hundred and sixty-three Brazilian Reals and eighty-seven cents (BRL 125,599,363.87)

Goodwill reserves	—

Paid-up capital	One hundred and twenty-five million, five hundred and ninety-nine thousand, three hundred and sixty-three Brazilian Reals and eighty-seven cents (BRL 125,599,363.87)

Capital to be paid-up	—

Term of payment	Immediate

Form of payment	National currency and conversion of foreign intakes.

Alto Horizonte/GO, February 20, 2018

SCHEDULE III

MINERAÇÃO MARACÁ INDÚSTRIA E COMÉRCIO S.A.

CNPJ No. 86.902.053/0001-13

NIRE 52.300.008.328

BYLAWS

OF

MINERAÇÃO MARACÁ INDÚSTRIA E COMÉRCIO S.A.

PART I — NAME, PRINCIPAL PLACE OF BUSINESS, PURPOSE AND DURATION

Article 1. The name of the company shall be MINERAÇÃO MARACÁ INDÚSTRIA E COMÉRCIO S.A.

Article 2. The company shall have its principal place of business and legal domicile in the City of Alto Horizonte, State of Goiás, at Fazenda Genipapo, Rodovia GO 347, s/nº, Zona Rural, CEP 76560-000. It may open, maintain and close anywhere in Brazil or abroad, at the discretion of its Executive Board (Diretoria), branches, main branches, agencies, offices, deposits or warehouses.

Paragraph 1. The company keeps a closed deposit at a real property located on Via VP 5-E, Lot/module 19, DAIA, CEP 75133-600, in the City of Anápolis, State of Goiás.

Paragraph 2.  The company maintains the following branches:

a.              Praça Pedro Francisco Dias, nº 100, Setor Centro, in munincipality of Alto Horizonte/GO, CEP 76.560-000, enrolled with the Commercial Registry of the State of Goiás under No. 5290056824-3, and with the CNPJ/MF under No. 86.902.053/0005-47;

b.              Fazenda Bacia, Distrito de Bacilância, in municipaly of Fazenda Nova/GO, CEP 76220-000, enrolled with the Commercial Registry of the State of Goiás under No. 06.902.053/0003-85, and with the CNPJ/MF under No. 06.902.053-0003-85;

c.               Via VP 5 E, Qd. 09 LT 07 Daia, Sala nº 05, Mercado Interno, EADI, in municipality of Anápolis/GO, CEP 75132-125, enrolled with the Commercial Registry of the State of Goiás under No. 5290054151-5, and with the CNPJ/MF under No. 86.902.053/0004-66;

d.              Rua Ministro Orozimbo Nonato, nº 102, edifício Torre B, sala 1.903, bairro Vila da Serra, in municipality of Nova Lima/MG, CEP 34.006-053, enrolled with the Commercial Registry of the State of Minas Gerais under No. 5290054151-5, and with the CNPJ/MF under No. 86.902.053-0007-09;

e.               Rua Poeta Canção, 45, Bairro Boa Vista, in municipality of São José do Egito/PE, CEP 56700-000, Brasil, enrolled with the Commercial Registry of the State of Minas Gerais under No. 2690066499-3, and with the CNPJ/MF under No. 86.902.053/0006-28.

Article 3. The Company is engaged in: (i) exploration, processing, mining, industrialization, road transport, marketing or sale of mineral resources of any kind; (ii) importation and exportation of products related to its core activity; and (iii) the holding of equity interests in other companies, in Brazil and/or abroad, as partner, shareholder or member.

Article 4. The Company is established for an indefinite period.

PART II — CAPITAL STOCK

Article 5. The Company’s capital stock is two hundred and ten million one hundred and forty two thousand five hundred and forty four Brazilian Reals and fifty-eight cents (BRL 210.142.544,58), represented by six thousand six hundred and ten (6.610) shares, of which four thousand and seventy-two (4.072) are common registered shares and two thousand five hundred and sisty-eight (2.568) are preferred registered shares, all without par value.

Paragraph 1. Each common share shall carry one vote at the Company’s General Meetings of shareholders.

Paragraph 2. The issue price of the shares and the conditions and time frames for payment thereof shall be established at a General Meeting, taking into account the applicable elements of economic and financial analysis.

Paragraph 3. If the subscriber offers assets as payment of capital, approval shall depend on a resolution passed at an Extraordinary General Meeting, subject to the provisions of article 8 of Law No. 6404 of December 15, 1976.

Paragraph 4. The shareholder that fails to pay up, within the established time frames, in whole or in part, its subscribed or acquired shares shall be declared in default and shall be subject to payment of interest at one percent (1%) per month on the payment amount in arrears, adjusted for inflation.

Paragraph 5. The shares may be represented by multiple share certificates, which shall comply with legal requirements. Upon the shareholder’s request, the multiple share certificates may be grouped or split and the expenses to that end, which shall never exceed their actual cost, shall be borne by the shareholder concerned.

Paragraph 6. The multiple share certificates and the provisional certificates that represent them, if and when issued, shall be signed by two (2) Officers (Diretores).

Paragraph 7. Shareholders shall have a preemptive right to subscribe for new shares of the capital stock ratably to the number of shares held thereby. Each shareholder shall exercise its preemptive right over shares identical to those held thereby. Shareholders shall have thirty (30) days from publication of the Minutes of the General Meeting that resolves on the capital increase to exercise their preemptive right. Unsubscribed shares, if any, shall be apportioned ratably to the subscribed amounts among the shareholders that requested reservation of unsubscribed shares, and such condition shall be stated in the subscription list.

Article 6. No shareholder may assign, dispose of or otherwise sell, transfer, encumber or create a lien, in whole or in part, directly or indirectly, on its shares or its preemptive right to subscribe for shares of the Company without previously offering said shares or rights to the Company itself and, if the Company does not wish to acquire them, to the other shareholders, as provided in the following paragraphs.

Paragraph 1. The shareholders wishing to dispose of their shares or rights, in whole or in part, shall first communicate their intention to the Company’s Executive Board in writing and against receipt, specifying the number of shares they intend to sell, the price, payment method and name of the party interested in acquiring such shares, even if a Company shareholder, and providing any other explanations they deems advisable. If there is no interested party, the offeror of the shares shall send, together with the communication dealt with in this paragraph, a valuation report on its shares, prepared by an internationally renowned audit firm, based on the latest balance sheet prepared by the Company.

Paragraph 2. Upon receipt of the communication dealt with in the preceding item, the Executive Board shall call the General Meeting to resolve on the acquisition by the Company of the offered shares so that the Company may exercise its preemptive right to acquire the shares. Said General Meeting shall be held within fifteen (15) days from the date of the call notice. The Company having exercised such right, the shares so acquired shall be held in treasury for future sale.

Paragraph 3. The acquisition of shares by the Company to be held in treasury shall be made up to the balance of profits and reserves, except for the legal reserve, without any capital reduction, and no unpaid shares shall be acquired.

Paragraph 4. The shares regarding which the Company does not express its interest in exercising its preemptive right or remains silent with respect to its intention of exercising said right within the time frame prescribed by Paragraph 2 of this article shall be mandatorily offered to the shareholders holding shares identical to those being offered, ratably to the number of shares already held thereby, observing the form and procedure established in the following paragraphs.

Paragraph 5. Upon expiration of the period dealt with in Paragraph 2 above, if the Company has not exercised its preemptive right to acquire the offered shares, it shall inform the other shareholders holding shares identical to those being offered, by registered letter or letter against receipt, telegram, fax message or e-mail, of the intention of said shareholder to sell, assign or transfer its shares and the terms and conditions of the proposal, specifying, unless otherwise established by the offering shareholder, that any acquisitions to be made by one or more shareholders in the exercise of the right conferred thereon under the following paragraph shall be conditional on disposal of all the shares included the proposal dealt with in this article.

Paragraph 6. Within thirty (30) days from receipt of the written communication sent by the Executive Board, the shareholders shall express their intention of exercising their preemptive right to acquire the shares in the same terms and conditions established in the written notice sent by the offering shareholder to the Executive Board, ratably to the number of shares held thereby.

Paragraph 7. The shares regarding which the shareholders state they do not wish to exercise their preemptive right or remain silent about their intention of exercising said right within the time frame established by Paragraph 6 of this article shall be mandatorily offered to the other shareholders ratably to those shares already held thereby, following the form and procedure stipulated in the preceding paragraphs.

Paragraph 8. The Executive Board having received the answer of one or more shareholders to the effect that all the shares offered will be acquired thereby, it shall call said shareholder or shareholders so that, within fifteen (15) days, they come to the Company’s head office to carry out the transfer of the shares. If one or more shareholders fail to come to the Company’s head office within said period, the provisions of Paragraph 9 of this article shall apply automatically.

Paragraph 9. Upon expiration of the periods established in the preceding paragraphs, if some of the offered shares have still not been acquired pursuant to this article, the shareholder shall be entitled to dispose of the entire lot included in the initial offer to the interested party in the same conditions as those transcribed in the communication made to the Executive Board informing it about its intention of transferring its shares. If the disposal is not completed within the following period of one hundred and twenty (120) days and if the offeror wishes to dispose of the shares in conditions different from those originally informed to the Executive Board, the procedure set forth in the preceding paragraphs shall be observed again and thus successively until all shares are sold, assigned or transferred, according to the intention of their holder.

Paragraph 10. Any and all sales, assignments or transfers of shares or rights to subscription therefor carried out in violation of the provisions of this article shall be deemed null and void by operation of law.

PART III - MANAGEMENT

Article 7. The Company shall be managed by an Executive Board (Diretoria) composed of no less than two (2) and no more than seven (7) Officers (Diretores), who need not be shareholders but shall all reside in Brazil.

Article 8. The Officers shall be elected at a General Meeting and shall serve for three (3) years, reelection being permissible.

Paragraph 1. The Officers elected shall be invested in office by signing the proper book, after compliance with legal requirements. Each Officer shall remain in office until his/her replacement is elected and invested in office.

Paragraph 2. The aggregate compensation of the Officers shall be established as determined by the General Meeting, pursuant to article 152 of the Corporation Law.

Article 9. In the event of vacancy, for any reason, in any of the positions of the Executive Board, it shall be incumbent on the General Meeting to fill the vacancy with persons who will assume such position on an interim basis until expiration of the remaining term of office.

Sole Paragraph The officer designated pursuant to this article shall perform his duties for the remaining term of office of the officer who was replaced.

Article 10. The Executive Board shall manage the Company’s business in general and perform all acts required or advisable to that end, except for those which, by law or by these Bylaws, fall under the authority of the General Meeting or of the Board of Directors (Conselho de Administração). The Executive Board powers include, without limitation, those sufficient to:

(a) ensure compliance with the law and with these Bylaws;

(b) ensure compliance with the resolutions passed at the General Meetings, the meetings of the Board of Directors and its own meetings;

(c) manage, administer and oversee the Company’s business; and

(d) issue and approve internal rules and instructions as it deems useful or necessary.

Paragraph 1. The Company shall be represented, in and out of court, as plaintiff or defendant, before third parties, any government bodies or federal, state or municipal authorities, independent agencies, mixed-capital companies, and instrumentalities by two (2) officers signing jointly, regardless of the order of their appointment.

Paragraph 2. The Executive Board may, in meeting, appoint any officer or authorize the granting of power of attorneys to third parties to, individually, perform certain specific acts falling within the duties of the Executive Board or of any officer, without prejudice to identical powers or duties granted by these Bylaws or by the Executive Board to the Executive Board itself or to any officer.

Paragraph 3. In the specific case of appointment of an officer to, individually, represent the Company before third parties for certain specific legal acts or transactions, the Executive Board shall meet specifically for such purpose.

Article 11. The Executive Board shall meet whenever necessary. The meetings shall presided over by the officer chosen at the time.

Paragraph 1. Meetings shall always be called by any of the officers. The presence of a majority of the serving officers or of two serving officers, if there are only two, shall be required for meetings to be installed and pass valid resolutions.

Paragraph 2. The Executive Board resolutions shall be put down in minutes drawn up in the proper book and shall be passed by a majority of votes; in the case of a tie, the chairman of the meeting shall have the casting vote.

Article 12. In the event of temporary absence or impairment of any officer, said officer, subject to approval of the Executive Office, may designate an alternate to serve during his absence or impairment. The alternate of the officer shall perform all duties and have the powers, rights and duties of the replaced officer.

Sole Paragraph. The alternate may be one of the other officers who, in this case, shall vote in the Executive Board meetings for himself and for the officer he is replacing.

Article 13. Powers of attorney shall always be issued in the name of the Company by two (2) officers, shall specify the powers granted and, except for those issued for judicial purposes, shall be valid for a period not exceeding three (3) years.

Article 14. The acts of any of the Company’s officers, attorneys-in-fact or employees involving the Company in any obligations regarding businesses or transactions unrelated to its corporate purpose, such as sureties, aval guarantees, endorsements or any guarantees in favor of third parties, unless expressly authorized by the Executive Board in meeting, are hereby expressly forbidden, and shall be deemed null and void as regards the Company.

PART IV — FISCAL BOARD (CONSELHO FISCAL)

Article 15. The Fiscal Board, when in operation, shall be composed of three (3) sitting members and the same number of alternates, elected by the General Meeting, who shall be individuals resident and domiciled in Brazil who meet the requirements set forth in article 162 of Law No. 6404 of December 15, 1976 and may be reelected either jointly or individually.

Article 16. The Fiscal Board shall not operate on a permanent basis and shall only be installed upon occurrence of the event set forth in article 161, paragraph 2 of Law No. 6404 of December 15, 1976.

Article 17. The Fiscal Board, when in operation, shall have the duties and powers conferred thereon by law.

PART V — GENERAL MEETING (ASSEMBLÉIA GERAL)

Article 18. The shareholders shall mandatorily hold a General Meeting once a year within the first four (4) months following closing of the fiscal year. Extraordinary General Meetings may be held whenever required by the

Company’s interests.

Paragraph 1. Call notices for General Meetings shall be signed by any of the Officers or by any shareholder and shall state the agenda, even if in summary form, as well as the day, place and time of the Meeting.

Paragraph 2. The discussions on the items of business at the General Meeting shall be directed by a board composed of a chairman and a secretary, to be chosen by the shareholders in attendance.

Paragraph 3. Only shareholders whose shares are registered in their name in the proper book no later than five (5) days before the date of the respective Meeting may take part in the General Meeting.

PART VI — FISCAL YEAR, FINANCIAL STATEMENTS AND ALLOCATION OF PROFITS

Article 19. The Company’s fiscal year shall end on December thirty-first (31st) each year.

Article 20. At the end of each fiscal year, the management bodies shall close the General Balance Sheet and prepare the Accounting Statements in order to, pursuant to prevailing legislation, ascertain and demonstrate, by means of procedures based on the criteria of valuation and classification of assets, liabilities and results, the profits or losses for the fiscal year, the accrued profit or loss, and evidence the status of the Company’s assets, which shall be the subject matter of a resolution passed by the General Meeting, together with the other statements.

Article 21. Accrued losses and the income tax reserve shall be deducted, before any sharing in profits, from the result ascertained in each fiscal year, followed by the shares in profit proposed by the management bodies pursuant to article 190 of Law 6404/76.

Article 22. From the net profit for the fiscal year, as defined in article 191 of Law 6404/76, five percent (5%) shall be used to form the legal reserve, before any other allocation, and said reserve shall not exceed twenty percent (20%) of the capital stock.

Article 23. The profit balance shall be allocated as determined by the General Meeting, upon the recommendation of the Company’s management bodies.

Article 24. The Company may prepare interim balance sheets at intervals shorter than one year. Upon a resolution passed by the General Meeting, the Company may:

(a) declare the payment of dividends or interest on equity, charging them to the account of the profit ascertained in a balance sheet prepared at an interval shorter than one year, applied to the value of the mandatory dividend, if any;

(b) pay out dividends or interest on equity, applied to the value of the mandatory dividend, if any, based on balance sheets prepared at intervals shorter than one year, provided that the total amount of dividends paid in each base period of the fiscal year does not exceed the amount of the capital reserves; and

(c) declare interim dividends or interest on equity, charging them to the accrued profit account or profit reserve account shown on the latest annual or half-yearly balance sheet, applied to the value of the mandatory dividend, if any.

Sole Paragraph Dividends shall be paid within sixty (60) business days from the date of publication of the General Meeting that declares them. Any dividends not received or not claimed shall be time barred three (3) years after the date on which they were placed at the disposal of the shareholder, and shall revert in favor of the Company.

PART VII — LIQUIDATION

Article 25. The Company shall be liquidated in the events prescribed by law or by resolution of the shareholders, it being incumbent on the General Meeting to determine the manner of liquidation and the appointment of the Liquidator and of the Fiscal Board that will operate during the liquidation phase.

PART VIII — JUDICIAL AND EXTRAJUDICIAL REORGANIZATION

Article 26. The Company may petition for granting of judicial reorganization or for ratification of an extrajudicial reorganization plan by resolution of one or more shareholders holding more than half of the capital stock, except in urgent cases, in which event the officers may do so upon the written authorization of the shareholders holding more than half of the capital stock.

PART IX — DISPUTE RESOLUTION

Article 27. The Company’s shareholders and officers shall put forth their best efforts to resolve out of court any and all disputes arising out of these Bylaws, submitting them, if necessary, to discussion and resolution in internal meetings and/or General Meetings, as the case may be. If the dispute remains unresolved, it shall be resolved on a definitive basis by arbitration by the Arbitration Center of the Brazil-Canada Chamber of Commerce in accordance with its Rules then in force. The arbitral proceeding shall follow the rules below:

(a) be carried out by a single arbitrator appointed pursuant to said Rules; the arbitrator shall preferably be knowledgeable of and have expertise in mining activities;

(b) have its venue in the City of São Paulo, State of São Paulo;

(c) be officially initiated by any interested party within thirty (30) days from the date of any General Meeting unable to resolve the dispute on an amicable basis;

(d) the official languages shall be necessarily Portuguese and English;

(e) the arbitral award shall be issued within sixty (60) days from the date the arbitration was initiated; and

(f) the arbitral award shall be immediately enforced by the parties.

Sole Paragraph The shareholders elect the courts in the Judicial District of São Paulo, State of São Paulo, for filing of any urgent judicial measures required to resolve the disputes originating from any arbitral proceeding contemplated by Article 27 or any other matter that cannot be subject to said alternative form of dispute resolution.

PART X — FINAL PROVISIONS

Article 28. The events not contemplated by these Bylaws shall be resolved by the Executive Board, provided that they do not depend on the pronouncement of the General Meeting of Shareholders of the Company.

“I certify that these are the restated Bylaws of Mineração Maracá Indústria e Comércio S/A, approved in the Extraordinary General Meeting held on February 20, 2018.”

Presiding Board:

[signature of Maria da Graça Montalvão, Chairman]

[signature of Filipe Morais Cunha, Secretary]